AMENDED AND RESTATED EMPLOYMENT AGREEMENT
(Steve Ledger)
This Amended and Restated Employment Agreement (this “Agreement”) is made and entered into effective as of the 19th day of July, 2026 (the “Restatement Date”), by and between (i) Serina Therapeutics, Inc., a Delaware corporation (“Serina (DE)”), (ii) Serina Therapeutics (AL), Inc. (“Serina (AL)”), an Alabama corporation, and (iii) Steve Ledger (the “Executive”). Each of Serina (DE), Serina (AL), and the Executive sometimes may be referred to herein as a “Party,” and they sometimes collectively may be referred to herein as the “Parties.” Serina (DE) and Serina (AL) shall hereinafter be collectively referred to as the “Company.” This Agreement amends and restates in its entirety that certain Employment Agreement among the Parties dated effective as of September 9, 2024 (the “Original Agreement”; and such effective date, the “Effective Date”).
RECITALS
A.The Company and the Executive desire for the Executive to provide the services of Chief Executive Officer to the Company on the terms and conditions set forth herein, including without limitation, those services as requested from time to time by the board of directors (the “Board”) of the Company;
B.The Parties desire that although the Executive shall serve as the Chief Executive Officer of the Company and shall be referred to herein as an employee of the Company, the Executive shall for all employment law purposes be solely an employee of Serina (AL); and
C.The Parties previously entered into the Original Agreement and now desire to amend and restate the Original Agreement in its entirety as set forth herein, effective as of the Restatement Date.
AGREEMENT
NOW, THEREFORE, in consideration of all of the covenants and agreements hereinafter set forth, the mutual benefits and burdens of the Parties, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:
1.Term and Termination.
1.1Term. Serina (AL) employs the Executive and the Executive shall serve as the Chief Executive Officer of the Company and Serina (AL), and the Executive hereby accepts such employment and service, as an “at-will” employee, to perform certain duties for the Company on the terms and conditions set forth in this Agreement. The term of this Agreement began on the Effective Date and shall continue until terminated by either Party as set forth herein (the “Term”).
1.2Termination. The Parties expressly acknowledge that this is an agreement for employment at-will, and that the Company or the Executive may terminate this Agreement and the Executive’s employment with the Company, at any time, for any reason whatsoever or for no reason, and with or without prior notice.
1.3Effect of Termination. Subject to Sections 3.5 through Section 3.9, upon any termination of the Executive’s employment, the Executive will be entitled to receive all compensation earned through the date of such termination pursuant to Section 3 of this Agreement.

2.Duties. During the Term, the Executive will be responsible for providing strategic, financial, and operational leadership for the Company, and will closely coordinate and work with the Company’s Board and senior leadership team and will have such other duties and responsibilities as the Board of the Company may delegate from time to time. During the Term, the Executive shall devote substantially all of his business time, attention, skill, and best efforts to the business and affairs of the Company to the extent reasonably necessary to discharge fully, faithfully, and efficiently the duties and responsibilities delegated and assigned to the Executive (vacations and reasonable absences due to illness excepted, in accordance with applicable Company policy). The Executive understands that he will be subject to all of the Company’s policies and work rules, including, but not limited to, the Company’s Code of Business Conduct and Ethics, the Company’s Clawback Policy, the Company’s Insider Trading Policy, and the Company’s Whistleblower Policy.
3.Compensation.
3.1Salary. As compensation for the services provided by the Executive to the Company, the Company will pay the Executive a base salary (the “Base Salary”) at the annual rate of $500,000, which may be adjusted at the reasonable discretion of the Board from time to time.
3.2Target Annual Bonus. The Executive will be eligible to receive a Target Annual Bonus (as hereinafter defined) based on achievement of written annual goals and criteria established by the Board (in its discretion) after consultation with the Executive.
3.3Expenses. The Executive shall be reimbursed (in accordance with applicable Company policy) for all reimbursable travel and business expenses incurred by the Executive in the performance of his duties under this Agreement.
3.4Equity. In accordance with the Original Agreement, the Company granted the Executive nonqualified stock options to purchase shares of the Company’s common stock pursuant to that certain Non-Qualified Stock Option Agreement between the Company and the Executive dated September 9, 2024 (the “Initial Option Agreement”), granted pursuant to the Serina Therapeutics, Inc. 2024 Equity Incentive Plan, as amended (the “Equity Plan”). The Company has also granted the Executive a nonqualified stock option to purchase shares of the Company’s common stock pursuant to a Non-Qualified Stock Option Agreement between the Company and the Executive dated February 3, 2026, and a nonqualified stock option to purchase shares of the Company’s common stock pursuant to a Non-Qualified Stock Option Agreement between the Company and the Executive dated May 21, 2026. The Initial Option Agreement and each such other Non-Qualified Stock Option Agreement are referred to herein individually as an “Option Agreement” and collectively as the “Option Agreements.” The Executive will remain eligible to receive additional stock options or equity-based compensation in the discretion of the Board.
3.5Severance (Not in Connection with a Change in Control).
(a)If the Executive’s employment is terminated without Cause (as hereinafter defined) by the Company, or the Executive resigns for Good Reason (as hereinafter defined), and subject to Section 3.7:
(i)the Executive will receive an amount equal to twelve (12) months of the Executive’s then-current Base Salary plus a pro-rated annual bonus for the year of termination based on Target Annual Bonus to be paid in one lump sum no later than sixty (60) days after the date of termination; and

(ii)if the Executive timely elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will reimburse the Executive for the COBRA premiums for the Executive and the Executive’s eligible dependents for a period of twelve (12) months following the date of termination (or until the Executive becomes eligible for group health coverage from another employer, if earlier), with such reimbursements made on a monthly basis.
(b)The severance provided under Section 3.5(a) shall not apply to a Qualifying CIC Termination (as defined in Section 3.6(a)), which is instead governed by Section 3.6.
(c)If the Executive’s employment is terminated for Cause by the Company or by the Executive without Good Reason, the Executive will not be entitled to the severance payments and benefits under this Section 3.5, but the Executive will be entitled to receive all accrued but unpaid Base Salary, earned but unpaid compensation, unreimbursed expenses, and vested benefits through the date of termination.
3.6Change in Control Severance. The following provisions apply with respect to a Change in Control (as hereinafter defined) of the Company and certain terminations of the Executive’s employment in connection therewith.
(a)Qualifying CIC Termination. If, during the CIC Period (as hereinafter defined), the Executive’s employment is terminated by the Company without Cause or the Executive resigns for Good Reason (each, a “Qualifying CIC Termination”), then, in lieu of (and not in addition to) the severance provided under Section 3.5, and subject to Section 3.7, the Executive will be entitled to the payments and benefits set forth in Sections 3.6(b) and 3.6(c). A termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason that occurs within the three (3) months before the consummation of a Change in Control shall be treated as a Qualifying CIC Termination occurring upon the consummation of such Change in Control; in such case, the payments and benefits under Sections 3.6(b), 3.6(c), and 3.6(d) shall be paid or commence upon the later of the date such Change in Control is consummated and the date the release described in Section 3.7 becomes effective, and shall be reduced by the amount of any severance previously paid to the Executive under Section 3.5 in respect of the same termination.
(b)CIC Cash Severance and Benefits. Subject to Section 3.7:
(i)the Company will pay the Executive an amount equal to one and one-half (1.5) times the Executive’s then-current annual Base Salary;
(ii)the Company will pay the Executive an amount equal to one and one-half (1.5) times the Executive’s Target Annual Bonus (as hereinafter defined);
(iii)a pro-rated annual bonus for the year of termination based on Target Annual Bonus;
(iv)the amounts described in clauses (i), (ii), and (iii) will be paid in a single lump sum within sixty (60) days after the date of the Qualifying CIC Termination (or, in the case of a termination described in the second sentence of Section 3.6(a), within sixty (60) days after the consummation of the Change in Control), subject to Section 3.8; and
(v)if the Executive timely elects continuation coverage under COBRA, the Company will reimburse the Executive for the COBRA premiums for the Executive and the

Executive’s eligible dependents for a period of eighteen (18) months following the date of the Qualifying CIC Termination (or until the Executive becomes eligible for group health coverage from another employer, if earlier), with such reimbursements made on a monthly basis.
(c)Equity Acceleration.
(i)Double-Trigger Acceleration. Upon a Qualifying CIC Termination, and notwithstanding anything to the contrary in the Equity Plan or any Option Agreement, one hundred percent (100%) of the then-unvested time-based equity awards held by the Executive shall immediately vest and, as applicable, become exercisable, and the Company shall take all corporate and other action necessary to give effect to such vesting and exercisability.
(ii)Assumption or Substitution. Notwithstanding anything to the contrary in the Equity Plan, the Option Agreements, or any other Option Agreement, in connection with any Change in Control the Company shall cause each then-outstanding equity award held by the Executive to be (A) assumed or continued by the successor or surviving entity (or its ultimate parent), or (B) replaced with a substitute award of the successor, surviving, or parent entity having a value and vesting terms no less favorable to the Executive than those of the award so replaced. The Company shall not permit any such award to be cancelled or to terminate upon or in connection with a Change in Control unless it is so assumed, continued, or substituted. Each award as so assumed, continued, or substituted shall remain outstanding immediately following the Change in Control and shall remain subject to acceleration in accordance with this Section 3.6.
(d)If the Executive’s employment is terminated for Cause by the Company or by the Executive without Good Reason during the CIC Period, the Executive will not be entitled to the severance payments and benefits under this Section 3.6, but the Executive will be entitled to receive all accrued but unpaid Base Salary, earned but unpaid compensation, unreimbursed expenses, and vested benefits through the date of termination.
3.7Release. The Executive’s right to receive the payments and benefits described in Sections 3.5, 3.6(b), 3.6(c), and 3.6(d) is conditioned upon the Executive’s execution and delivery to the Company of the release of claims in the form attached hereto as Exhibit A, and the expiration of any applicable revocation period with respect to such release, within forty-five (45) days after the date of the (i) termination without Cause or for Good Reason or (ii) the Qualifying CIC Termination (or, if later, the consummation of the Change in Control). If the Executive fails to execute such release, or revokes it, within such period, the Executive shall forfeit the payments and benefits under Sections 3.5, 3.6(b), 3.6(c), and 3.6(d). Notwithstanding the foregoing, neither the release described in this Section 3.7 nor any forfeiture under this Section 3.7 shall waive, limit, or otherwise affect the Executive’s rights to director’s and officer’s liability insurance coverage or to indemnification or advancement of expenses under the Company’s certificate of incorporation or bylaws, any indemnification agreement between the Executive and the Company, or applicable law.
3.8Section 280G. If any payment or benefit the Executive would receive under this Agreement or otherwise (collectively, the “280G Payments”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (b) but for this Section 3.8, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the 280G Payments will be either (i) delivered in full or (ii) reduced to the largest amount that would result in no portion of the 280G Payments being subject to the Excise Tax (an amount that is one dollar ($1.00) less than three times the Executive’s “base amount” within the meaning of Section 280G), whichever of (i) or (ii), taking into account all applicable federal, state, and local taxes (including the

Excise Tax), results in the Executive’s receipt, on an after-tax basis, of the greater amount. The Company shall not provide any gross-up for the Excise Tax. Any reduction under this Section 3.8 shall be made in a manner that complies with Section 409A, and the determination of whether and to what extent the 280G Payments are to be reduced shall be made by a nationally recognized independent accounting firm or tax advisor selected by the Company.
3.9Section 409A. The payments and benefits under Sections 3.5 or 3.6 are subject to Section 10. To the extent any payment under Sections 3.5 or 3.6 constitutes nonqualified deferred compensation subject to Section 409A and the period during which the release described in Section 3.7 may be executed and become irrevocable spans two (2) taxable years, such payment shall be made (or commence) in the later taxable year. In addition, to the extent required to avoid the imposition of additional tax under Section 409A, if the Executive is a “specified employee” within the meaning of Section 409A as of the date of the Executive’s separation from service, any payment under Sections 3.5 or 3.6 that constitutes nonqualified deferred compensation and is payable on account of such separation from service shall be delayed until the first (1st) business day following the six (6) month anniversary of the separation from service (or, if earlier, the Executive’s death).
3.10Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death, and the Company may terminate the Executive’s employment upon the Executive’s Disability (as hereinafter defined) by providing written notice to the Executive. If the Executive’s employment is terminated by reason of the Executive’s death or Disability, the Executive (or, in the case of the Executive’s death, the Executive’s estate) will be entitled, effective as of the date of termination, to receive (i) all accrued but unpaid Base Salary, earned but unpaid compensation, unreimbursed expenses, and vested benefits through the date of termination; (ii) a pro-rated annual bonus for the year of termination based on Target Annual Bonus (as hereinafter defined), to be paid in one lump sum no later than sixty (60) days after the date of termination; and (iii) if the Executive or the Executive’s eligible dependents timely elect continuation coverage under COBRA, reimbursement from the Company of the COBRA premiums for the Executive and the Executive’s eligible dependents for a period of twelve (12) months following the date of termination (or until the Executive or such dependents become eligible for group health coverage from another employer, if earlier), with such reimbursements made on a monthly basis. To the extent any payment or benefit under this Section 3.10 constitutes nonqualified deferred compensation subject to Section 409A, such payment or benefit shall be subject to Section 3.9 and Section 10; provided that any amount payable on account of the Executive’s death shall be administered in accordance with the rules under Section 409A applicable to payments made upon death.
4.Benefits. The Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other similarly situated executives of the Company and to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or terminate any Employee Benefit Plan at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law. The Executive shall be entitled to paid vacation and sick leave (paid time off) in accordance with Company policies and procedures for employees.
5.Consideration. The Executive acknowledges that the compensation provided pursuant to Section 3 of this Agreement is sufficient and valuable consideration for this Agreement, including the restrictive covenants set forth in Section 7 of this Agreement. The Executive acknowledges that although the Executive shall serve as the Chief Executive Officer of the Company and is referred to herein as an employee of the Company, the Executive shall for all employment law purposes be solely an employee of Serina (AL).

6.Third-party Agreements. The Executive hereby confirms that the Executive is not bound by any agreement with any previous employer or other party that in any way limits, restricts, or would prevent the employment of the Executive by the Company under this Agreement or the full and complete performance by the Executive of all his duties and obligations hereunder. The execution of this Agreement by the Executive and the employment of the Executive by the Company under this Agreement will not result in or constitute a breach of any term or condition of any other agreement, instrument, arrangement, or understanding between the Executive and any third party, or constitute (or, with notice or lapse of time, or both, would constitute) a default, breach, or violation of any such agreement, instrument, arrangement, or understanding, or accelerate the maturity of any duty or obligation of the Executive thereunder. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employer or other party.
7.Restrictive Covenants.
7.1Confidentiality. In connection with the Executive’s job duties, the Company will provide the Executive with Confidential Information relating to the performance of the Executive’s duties and the operations of the Company and its affiliates. The Executive may receive significant amounts of Confidential Information relating to all areas of the Company’s business, and relating to its affiliates, in the course of performing his duties. For the purposes of this Agreement, “Confidential Information” means, without limitation, all non-public business information of the Company, whether or not marked “confidential,” that constitutes trade secrets or confidential information as construed by applicable law or information that is not already available to the public, which the Parties agree may constitute trade secrets under the Uniform Trade Secrets Act, the Defend Trade Secrets Act of 2016 of the United States, Directive (EU) 2016/943 of the European Union, and all amendments, successor provisions, and replacements thereto, including, but not limited to, all information relating directly or indirectly to the Company’s business, prospect lists, referral sources, customer lists, and customer information, information concerning services and supplies, marketing programs, computer programs and systems, business and supplier contracts, techniques and systems, processes, methods, technologies, business information, financial data, financial plans, products, equipment, sales information, cost data, personnel, product tests, pricing policies, distributorship arrangements, business plans, business strategies, projections, research, employee data, programs, databases, software, financing sources, business models, devices, know-how, and information regarding any acquisition or joint venture arrangements or other enterprises with whom the Company has business relationships. The Executive acknowledges that all Confidential Information is a valuable, special, and unique asset of the Company, access to and knowledge of which is essential to the performance of the Executive’s duties hereunder. During the Term and thereafter without limitation of time, the Executive shall hold in strict confidence and shall not, directly or indirectly, disclose or reveal to any person, or use for the Executive’s own personal benefit or for the benefit of anyone else, any Confidential Information, except (i) with the prior written consent of the Company, (ii) in the course of the proper performance of the Executive’s duties hereunder, or (iii) as required by applicable law or legal process. Upon voluntary or involuntary termination of the Executive’s employment or the Company’s request at any time during the Executive’s employment, the Executive shall provide or return to the Company any and all Company property including computers, devices, access cards, and all data in any form whatsoever. Nothing in this Agreement shall prohibit the Executive from participating, testifying, or assisting in any investigation, hearing, or other proceeding before any federal, state, or local government agency or pursuant to a lawfully issued subpoena, nor does anything herein preclude or otherwise limit the Executive’s rights and abilities to report matters to, or otherwise participate in, any whistleblower program administered by any such agencies. The Executive acknowledges that under the Defend Trade Secrets Act of 2016, 18 U.S.C. § 1833(b), an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order. For the avoidance of doubt, this Section 7.1 does not prohibit or restrict the Executive (or the Executive’s attorney) from responding to any inquiry about this Agreement or its underlying facts and circumstances by the U.S. Securities and Exchange Commission (“SEC”), the Financial Industry Regulatory Authority, or any other self-regulatory organization or governmental authority, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. The Executive understands and acknowledges that the Executive does not need the prior authorization of the Company to make any such reports or disclosures and that the Executive is not required to notify the Company that the Executive has made such reports or disclosures.
7.2Noncompetition. The Executive agrees that, during his employment and for a period of two years after the Executive’s employment concludes, the Executive will not, directly or indirectly, whether as director, officer, consultant, principal, employee, agent, or otherwise, engage in or contribute the Executive’s knowledge and abilities to any business or entity in competition with the Company’s Business in the Company’s Market Area. For the purposes of this Agreement, “Business” is defined as creating, discovering, developing, licensing, selling, manufacturing, utilizing, and otherwise working with (a) the Company’s polyoxazoline (“POZ”) technology, which includes the synthesis, derivatization, characterization, and modification of the raw materials and intermediates of POZ, (b) the attachment and formulation of POZ and POZ derivatives with other materials, including, but not limited to, proteins, peptides, oligonucleotides, biomolecules, small molecules, therapeutic agents, diagnostic agents, imaging agents, implanted devices and equipment, and (c) all methods of making and using each and all of the foregoing. For purposes of this Agreement, “Market Area” is defined as all jurisdictions of the United States and its territories, all countries that touch upon the United States and its territories, all countries in Central America, South America, North America, Europe, Asia, Africa, Australia, Antarctica, and all other countries and jurisdictions of the World.
7.3Nonsolicitation. The Executive agrees that, during his employment and for a period of 18 months after the Executive’s employment concludes, the Executive will not, directly or indirectly, attempt in any manner to solicit business from any client, customer, partner, collaborator, licensee, supplier, investor, or prospective business relationship or persuade any client, customer, partner, collaborator, licensee, supplier, investor, or prospective business relationship of the Company to cease doing business or reduce the amount of business that such client, customer, partner, collaborator, licensee, supplier, investor, or prospective business relationship has customarily done with the Company.
7.4No Poach. The Executive agrees that, during his employment and for a period of 18 months after the Executive’s employment concludes, the Executive will not, directly or indirectly, employ or attempt to employ or assist anyone in employing any person who is an employee of the Company or was an employee of the Company during the two-year period prior to the conclusion of the Executive’s employment.

7.5Non-Disparagement. The Executive will not at any time during his employment with the Company, or after the termination of his employment with the Company, directly or indirectly disparage, libel, defame, ridicule, or make negative comments regarding, or encourage or induce others to disparage, libel, defame, ridicule or make negative comments regarding the Company or any of the Company’s officers, directors, employees, agents, or affiliates. Nothing herein prohibits truthful statements required by law, legal process, or governmental inquiry, or protected whistleblower activity.
7.6Enforcement. The provisions of this Section 7 shall continue notwithstanding termination of the Executive’s employment for any reason. The Executive agrees that the restrictions and obligations in this Section 7 are reasonable and necessary to protect the trade secrets, confidential and proprietary information, and goodwill of the Company now existing or developed hereinafter. The Executive expressly acknowledges and agrees that any restrictive covenant imposed by this Agreement is reasonable with respect to subject matter, scope of activities, time period, and geographical area. If any of the covenants are deemed to be invalid or unenforceable based upon the duration, geographic scope, or otherwise, the Parties agree that such provisions shall be modified to make them enforceable to the fullest extent permitted by law. In the event of a breach or threatened breach by the Executive of the provisions set forth in this Section, the Executive acknowledges that the Company will be irreparably harmed and that monetary damages shall be an insufficient remedy to the Company. Therefore, the Executive consents to enforcement of this paragraph by means of temporary or permanent injunction and other appropriate equitable relief without the requirement that the Company post bond or other security, in addition to any other remedies the Company may have under this Agreement or otherwise. The Executive understands and agrees that, for any period the restrictive covenants in Section 7 are violated, the period of restriction shall be tolled and extended by the length of the violation.
8.Inventions and Patents. The Executive and the Company have previously entered into that certain Nondisclosure, Noncompetition, Nonsolicitation, and IP Assignment Agreement attached hereto as Exhibit B, and incorporated herein by reference (the “IP Assignment Agreement”). If there is a conflict between the IP Assignment Agreement and this Agreement, the provision which provides the Company with the most protection shall govern.
9.Indemnification of Executive by Company. The Executive and the Company have previously entered into those certain indemnification agreements attached hereto as Exhibits C and D, and incorporated herein by reference, which shall remain in full force and effect.
10.Compliance with Section 409A. The Parties intend that this Agreement comply in form and operation with the requirements of Section 409A, and this Agreement shall be construed and interpreted in accordance with such intent. To the extent permitted by applicable Department of Treasury/Internal Revenue Service guidance, or law or regulation, the Parties will take reasonable actions to reform this Agreement or any actions taken pursuant to this Agreement in order to comply with Section 409A. All reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which the expenses being reimbursed were incurred by the Executive, any right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. Notwithstanding any other provision of this Agreement, in no event shall the Company be liable for any additional tax, interest, or penalty imposed upon or other detriment suffered by the Executive under Section 409A or for any damages suffered by the Executive for any failure of any provision of this Agreement to be exempt from or to comply with Section 409A.

11.Governing Law; Exclusive Forum; No Jury. This Agreement and the legal relations among the Parties shall be governed by, construed, and enforced in accordance with the laws of the State of Alabama without regard to its conflict of laws rules. The Company and the Executive hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the Circuit Courts of Madison County, Alabama or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the Northern District of Alabama sitting in Huntsville, Alabama (the “Alabama Courts”), and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of the Alabama Courts for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii) waive any objection to the laying of venue of any such action or proceeding in the Alabama Courts, and (iv) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Alabama Courts has been brought in an improper or inconvenient forum. Each Party agrees that service of process upon such party in any such claim, action, or proceeding shall be effective if notice is given in accordance with the provisions of this Agreement. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION, OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING AGREEMENTS, CONSENTS, AND WAIVERS AND (ii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL AGREEMENTS, CONSENTS, AND WAIVERS IN THIS SECTION 11.
12.Entire Agreement; Amendment. This Agreement, along with all Exhibits attached hereto or referred to herein, contains the entire understanding and agreement of the Parties, and supersedes any and all other prior and/or contemporaneous understandings and agreements, either oral or in writing, between the Parties with respect to the subject matter hereof all of which are merged herein. Each Party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by either Party, or anyone acting on behalf of either Party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or enforceable. This Agreement, and the Exhibits attached hereto or referred to herein, may not be modified or amended in any way unless by a written instrument signed by all of the Parties hereto.
13.Assignment. The rights and benefits of the Company under this Agreement shall be transferable, and all the covenants and agreements hereunder shall inure to the benefit of, and be enforceable by or against, its successors and assigns. The duties and obligations of the Executive under this Agreement are personal, and therefore the Executive may not assign or delegate any right or duty under this Agreement without the prior written consent of the Company.
14.Notices. All notices, requests, demands, and other communications provided in connection with this Agreement shall be in writing and shall be deemed to have been duly given at the time when hand delivered, delivered by express courier, or sent by electronic transmission (with receipt confirmed by the receiver) in accordance with the contact information provided on the signature page hereto or such other contact information as the Parties may have duly provided by notice.
15.Benefits; Binding Effect. This Agreement shall be for the benefit of and binding upon the Parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns, including, without limitation, any successor to the Company; provided, however, that the Executive shall not delegate his employment obligations hereunder, or any portion thereof, to any other person.
16.Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby, and the Parties will agree upon a valid and enforceable provision that is a reasonable substitute therefor, and, upon so agreeing, shall incorporate such substitute provision in this Agreement.
17.Subsidiaries. Where appropriate in this Agreement, the term “Company” shall also include any direct or indirect subsidiaries of the Company.
18.Opportunity for Legal Counsel. The Executive acknowledges that he has had full opportunity to review this Agreement and has had access to independent legal counsel of the Executive’s choice to the extent deemed necessary to interpret the legal effect hereof.
19.Section Headings; Construction. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rules of strict construction will be applied against any Party.
20.Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Counterparts may be executed manually or electronically (e.g., using DocuSign, SimplyAgree, or similar electronic signature technologies) by electronic transmission methods and shall be deemed an original for all purposes, and a signature to this Agreement that is delivered personally, by mail, express delivery, facsimile, electronic transmission, or otherwise shall be deemed to have been duly and validly delivered for all purposes.
21.Definitions. For purposes of this Agreement:
21.1“Cause” means (a) the Executive’s failure or refusal to perform the material duties and material responsibilities assigned to the Executive, which failure or refusal remains uncured for ten (10) days after written notice is given to the Executive by the Board describing such failure or refusal, (b) the Executive’s engagement in dishonesty, illegal conduct, or misconduct which is, in each case, injurious to the Company or its affiliates, (c) the Executive’s embezzlement, misappropriation, or fraud, whether or not related to the Executive’s employment with the Company, (d) the Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent), or a misdemeanor involving fraud, dishonesty, or deceit, (e) the Executive’s material violation of the Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct, (f) the Executive’s willful unauthorized disclosure of Confidential Information or material violation of the restrictive covenants (as defined in Section 7), (g) the Executive’s material breach of any material obligation under this Agreement or any other written agreement between the Executive and the Company, or (h) the Executive’s engagement in conduct that materially harms or is reasonably likely to materially harm the Company by negative publicity, disgrace, embarrassment, or disrepute.
21.2“Change in Control” means (a) the direct or indirect sale, transfer, conveyance, or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company, taken as a whole, to any Person that is not a subsidiary of the Company; (b) the date that is ten (10) business days prior to the consummation of a complete liquidation or dissolution of the Company; (c) the acquisition by any Person of Beneficial Ownership of 50% or more (on a fully diluted basis) of either (i) the then-outstanding shares of Common Stock of the Company, taking into account as outstanding for this purpose such Common Stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such Common Stock (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of Directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this definition, the following acquisitions will not constitute a Change in Control: (A) any acquisition by the Company or any Subsidiary, (B) any acquisition by any employee benefit plan sponsored or maintained by the Company or any Subsidiary, (C) any acquisition that complies with clauses (i), (ii), and (iii) of subsection (d) of this definition, or (D) in respect of an Award held by a particular Participant, any acquisition by the Participant or any group of persons including the Participant (or any entity controlled by the Participant or any group of persons including the Participant); or (d) the consummation of a reorganization, merger, consolidation, statutory share exchange, or similar form of corporate transaction involving the Company that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (i) more than 50% of the total voting power of (A) the entity resulting from such Business Combination (the “Surviving Company”), or (B) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of sufficient voting securities eligible to elect a majority of the members of the Board (or the analogous governing body) of the Surviving Company (the “Parent Company”), is represented by the Outstanding Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which the Outstanding Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the Outstanding Company Voting Securities among the holders thereof immediately prior to the Business Combination; (ii) no Person (other than any employee benefit plan sponsored or maintained by the Surviving Company or the Parent Company) is or becomes the Beneficial Owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect members of the Board of the Parent Company (or the analogous governing body) (or, if there is no Parent Company, the Surviving Company); and (iii) at least a majority of the members of the Board (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company) following the consummation of the Business Combination were Board members at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination.
The foregoing definition is reproduced from the Equity Plan, as in effect on the Restatement Date, and applies as so reproduced, without regard to any subsequent amendment, restatement, or termination of the Equity Plan. Capitalized terms used in this definition and not otherwise defined in this Agreement have the meanings given to them in the Equity Plan as in effect on the Restatement Date and, to the extent not defined in the Equity Plan, the terms “Person” and “Beneficial Ownership” (and correlative terms) have the meanings given under Rule 13d-3 and Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended. Solely for purposes of this definition, references to the “Company” mean Serina (DE) and its Subsidiaries. Notwithstanding the foregoing, with respect to any payment or benefit under this Agreement that constitutes nonqualified deferred compensation subject to Section 409A, no Change in Control will be deemed to occur with respect to such payment or benefit unless the relevant event also constitutes a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5).

21.3     “CIC” shall mean Change of Control.
21.4“CIC Period” means the period beginning three (3) months before the consummation of a Change in Control and ending twelve (12) months after the consummation of such Change in Control.
21.5“Disability” means the Executive’s inability, due to physical or mental illness or injury, to perform the essential functions of the Executive’s position, with or without reasonable accommodation, for a period of ninety (90) consecutive days or for one hundred eighty (180) days (whether or not consecutive) in any twelve (12)-month period, in each case as determined by the Board of Serina (DE) in good faith. The Company shall determine and administer any Disability in a manner consistent with the Americans with Disabilities Act and other applicable law. Notwithstanding the foregoing, with respect to any payment or benefit under this Agreement that constitutes nonqualified deferred compensation subject to Section 409A and is payable upon the Executive’s Disability, no Disability shall be deemed to have occurred unless it also constitutes a “disability” within the meaning of Section 409A.
21.6“Good Reason” means the occurrence, without the Executive’s written consent, of any of the following: (a) a material reduction in the Executive’s Base Salary, other than an across-the-board reduction applicable to all senior executives of the Company generally and implemented for bona fide financial reasons; (b) a material diminution in the Executive’s title, authority, duties, or responsibilities, including any requirement that the Executive report to any person or body other than the Board of Serina (DE); (c) a requirement that the Executive relocate the Executive’s primary place of employment to a location more than fifty (50) miles from the Executive’s primary place of employment as of the Restatement Date; (d) a material breach by the Company of this Agreement; (e) if the Executive’s term as a director is scheduled to end for any reason during the Executive’s employment by the Company and while the Executive is still willing to serve on the Board, if the Company does not re-nominate the Executive to continue to serve on the Board and recommend to stockholders the Executive’s election to the Board (other than a break in service that is promptly remedied by the Company’s prompt re-appointment of the Executive to the Board); provided, however, that the Company shall not be obligated to cause such nomination if (i) any of the events constituting Cause have occurred and not been cured or (ii) the Executive has issued a notice of termination; or (f) any action or inaction by any member of the Board, in connection with the Business (as defined in Section 7.2) of the Company, which (i) causes the Executive to be named as a party in a proceeding for which the Company does not provide director’s and officer’s insurance coverage for the Executive or indemnification of the Executive pursuant to the certificate of incorporation and bylaws of the Company, or (ii) requires or could reasonably be expected to require the Executive, in connection with the discharge of the Executive’s duties to the Company, to commit (A) malfeasance, fraud, or dishonesty, or (B) a willful and material violation of Company policies or U.S. laws and regulations (including SEC rules and regulations) or accounting and auditing rules and regulations generally known as U.S. generally accepted accounting principles and U.S. generally accepted auditing standards, or (C) any conduct that could reasonably be expected to result in an indictment or formal charge under the laws of the United States or any political subdivision thereof for a felony (or state law equivalent), or a misdemeanor involving fraud, dishonesty, or deceit. The Executive may not terminate employment for Good Reason unless (1) the Executive provides written notice to the Board of the condition giving rise to Good Reason within thirty (30) days after its initial occurrence, (2) the Company fails to cure such condition within thirty (30) days after its receipt of such notice (the “Cure Period”), and (3) the Executive resigns effective no later than thirty (30) days after the end of the Cure Period. If the Company cures the condition within the Cure Period, Good Reason shall be deemed not to have occurred with respect to that condition.

21.7“Target Annual Bonus” means an amount equal to fifty percent (50%) of the Executive’s then-current Base Salary.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Employment Agreement to be duly executed and signed as of the Restatement Date.

EXECUTIVE:

/s/ Steve Ledger
Steve Ledger

Contact Information:

SERINA (DE):

SERINA THERAPEUTICS, INC.,
a Delaware corporation

By: /s/ Greg Curhan
Name: Greg Curhan
Title: Chief Financial Officer

SERINA (AL):

SERINA THERAPEUTICS (AL), INC.,
an Alabama corporation

By: /s/ Greg Curhan
Name: Greg Curhan
Title: Chief Financial Officer

Contact Information:

601 Genome Way
Suite 2001
Huntsville, AL 35806